Exhibit 99.1

FOR IMMEDIATE RELEASE

FDA Grants Qualified Infectious Disease Product Designation to Taksta™ Cempra’s Fusidic Acid Antibiotic

CHAPEL HILL, N.C. – September 18, 2015 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced that the U.S. Food and Drug Administration (FDA) has granted a qualified infectious disease product (QIDP) designation to Cempra’s investigational antibiotic product candidate, Taksta™ (CEM-102, sodium fusidate, the sodium salt of fusidic acid). The designation is for Taksta oral tablets for the indication of acute bacterial skin and skin structure infections (ABSSSI).

“Taksta is Cempra’s second antibiotic product candidate to obtain QIDP status, which should enable us to expedite its development and bring this promising drug to the patients who need it the most,” said Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra. “Previously our lead product, solithromycin, received QIDP status and together we view these designations as further validation of Cempra’s progress in achieving its goal of becoming a leader in the global anti-infective market.”

The QIDP designation was created by the Generating Antibiotic Incentives Now (GAIN) Act of 2012. It provides certain incentives for the development of new anti-infectives, including eligibility for priority review, the FDA’s Fast Track program, and a five-year extension of exclusivity under the Hatch-Waxman Act. The FDA has previously granted QIDP designation to Cempra’s lead product development candidate solithromycin IV and capsules for the treatment of community acquired bacterial pneumonia (CABP) and solithromycin capsules for the treatment of gonorrhea.

About Taksta™

Cempra is developing Taksta (fusidic acid) exclusively in the U.S. for acute bacterial skin and skin structure infections (ABSSSI) and is exploring its use for the long term oral treatment for refractory bone and joint infections, including prosthetic joint infections. Fusidic acid is orally active against gram-positive bacteria, including all Staphylococcus aureus strains such as HA-MRSA and CA-MRSA. Taksta successfully completed a Phase 2 clinical trial in patients with ABSSSI, which is frequently caused by methicillin-resistant Staphylococcus aureus (MRSA), demonstrating a tolerability profile and efficacy comparable to linezolid (sold under the brand name Zyvox®), the only oral antibiotic with FDA approval for the treatment of MRSA. A Phase 2 trial in patients with primarily staphylococcal infections of prosthetic hip and knee joints demonstrated that fusidic acid in combination with rifampin was generally comparable to intravenous standard of care antibiotics. Based on FDA discussions, Cempra plans to conduct a Phase 3 trial for the treatment of ABSSSI and will conduct an exploratory trial for refractory bone and joint infections. These clinical trials are expected to begin by the end of 2015.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in Phase 3 clinical development for community acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin has also entered a Phase 3 clinical trial for uncomplicated bacterial urethritis caused by Neisseria gonorrhoeae and chlamydia. Cempra is contracted with BARDA for the development of solithromycin for pediatric use. Three formulations, intravenous, oral capsules and a suspension formulation are in a Phase 1b trial in children from birth to 17 years of age. Taksta is Cempra’s second product candidate, which is being developed for Acute Bacterial Skin and Skin Structure Infections (ABSSSI) and also being tested in an exploratory study for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates; the costs, sources of funds, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to commercialize and launch, whether on our own or with a strategic partner, any product candidate that receives regulatory approval; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

CONTACTS:

Investor Contact:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media Contact:

Tony Plohoros

6 Degrees

(908) 591-2839

tplohoros@6degreespr.com

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